EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee
  Macatawa Bank Corporation

We hereby consent to the incorporation by reference in the registration statement (Form S-8 No. 333-116914) for Macatawa Bank Corporation, of our report dated June 16, 2011, with respect to the statements of net assets available for benefits of Macatawa Bank 401(k) Plan as of December 31, 2010, and the related statements of changes in net assets available for benefits for the year then ended included in this Annual Report on Form 11-K of Macatawa Bank 401(k) Plan for the year ended December 31, 2011.

/s/ Rehmann Robson, P.C. REHMANN ROBSON, P.C.

Grand Rapids, Michigan
June 20, 2012